FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Purchases Manhattan Office Condominium for $91 Million

New York, New York, July 9, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today the acquisition on July 5, 2013 of a three-story office condominium located at 50 Varick Street in the Tribeca neighborhood of Manhattan for a purchase price of $90.8 million, exclusive of closing costs. The space contains 158,573 rentable square feet and is 100% leased to a subsidiary of Spring Studios Limited, which guarantees the lease. Spring Studios Limited is a London-based leading provider of creative services to the world’s top international fashion, beauty, and luxury brands.

Michael A. Happel, Chief Investment Officer of NYRR, noted, “The purchase of 50 Varick Street further demonstrates our ability to structure, negotiate and close complex transactions at prices accretive to our distributions. This building is situated in the desirable Tribeca neighborhood of Manhattan near the entrance to the Holland Tunnel, affording its tenants unobstructed and protected views of the Hudson River. With the addition of this asset, we have created a portfolio totaling near $800 million, including properties owned and announced for purchase. We remain focused on acquiring first-class New York City assets leased to top-quality tenants with yields that are accretive to our distributions. We believe the buying opportunities in Manhattan and the five boroughs continue to be very attractive, especially as the economy recovers and job growth occurs, and these positive trends place upward pressure on rents.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust that has qualified as a REIT for tax purposes. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCWorks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500